Exhibit 99.1

Meade Instruments Corp. www.meade.com

Contact:

John Elwood, CFO

27 Hubble

Irvine, CA 92618

Phone: (949) 451-1450

Fax: (949) 451-1460

MEADE INSTRUMENTS REPORTS Q1 RESULTS

IRVINE, Calif. – July 16, 2012 – Meade Instruments Corp. (Nasdaq CM: MEAD), a leading designer and manufacturer of consumer optical products, including telescopes, binoculars and microscopes, today reported net sales of $4.1 million for the first quarter of fiscal 2013 ended May 31, 2012, compared with $4.2 million for the first quarter of fiscal 2012 ended May 31, 2011. The Company reported a net loss of $0.8 million, or $0.65 per share, for the first quarter of fiscal 2013, compared with a net loss of $0.2 million, or $0.20 per share, in the same quarter of fiscal 2012.

The net loss was higher than the prior year primarily due to a substantially lower gross profit margin which was primarily due to 1) a decrease in capitalizable manufacturing costs caused by a reduction in manufactured finished goods inventories and 2) an unfavorable shift in product mix compared to prior year net sales.

The Company’s fourth quarter of fiscal 2012 (ended February 29, 2012) and first quarter of fiscal 2013 (ended May 31, 2012) were adversely impacted by delays in shipments of the Company’s LX800 and LX80 telescopes and, to a lesser extent, the Company’s more recently announced LX600 telescopes, as well as higher product development costs relating to the development of these products.

The Company has a backlog of orders for approximately $10 million which it expects to work through over the next three quarters. The Company’s backlog at the same period in the prior year was approximately $4 million. The Company defines “backlog” as orders received for products with due dates over the next 12 months; such orders can be canceled by the customer(s) prior to shipment but generally have limited rights of return.

“We have had a slow start to fiscal 2013, especially with regards to the LX800 which has required a longer design schedule than initially anticipated. But we expect to begin shipping the LX80 and LX800 in quantity very soon” said Steven G. Murdock, Chief Executive Officer of Meade.

“We’ve also waited to begin shipping the New LX600 for similar reasons but expect to see the LX600 beginning to make it out to our dealers and into the hands of amateur astronomers very soon. We are very proud of the LX600—by far the most radically advanced fork-mounted telescope we have ever produced; complete with f/8 Advanced Coma-Free optics, our All New X-Wedge and our new StarLock auto-guider. We expect this product to be well received by the amateur astronomy community” Murdock continued.

ABOUT MEADE INSTRUMENTS CORP.

Meade Instruments Corp. (“Meade”) is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer. The Company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements including but not limited to statements regarding the company’s anticipated performance for the remainder of fiscal 2013, fulfillment of purchase orders, market acceptance of new products, anticipated release of new products, and other future activities. These forward-looking statements are subject to risks and uncertainties which cannot be predicted or quantified and actual results may differ materially from those discussed above or expected. The historical results achieved are not necessarily indicative of future prospects of the Company. Please refer to Meade’s SEC filings for more information on the risk factors that could cause actual results to differ materially from expectations, and specifically the sections titled “Risk Factors” and “Forward-Looking Information” in Meade’s Annual Report on Form 10-K and the section titled “Forward-Looking Information” in Meade’s Quarterly Report on Form 10-Q.

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MEADE INSTRUMENTS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, expect per share data)

(Unaudited)

	Three Months Ended May 31,
	2012	2011	2010
Net sales	$4,104	$4,173	$5,502
Cost of sales	3,564	2,804	4,368

Gross profit	540	1,369	1,134
Selling expenses	415	459	553
General and administrative expenses	904	944	1,236
Research and development	272	199	204
Release of warranty liability	(293)	—	—

Operating loss	(758)	(233)	(859)
Interest income	—	(1)	(1)

Loss before income taxes	(758)	(232)	(858)
Income tax expense (benefit)	—	—	—

Net loss	$(758)	$(232)	$(858)

Net loss per share—basic and diluted	$(0.65)	$(0.20)	$(0.74)

Weighted average common shares outstanding—basic and diluted	1,167	1,167	1,167

BALANCE SHEETS

(In thousands)

(Unaudited)

	May 31, 2012	February 29, 2012
ASSETS
Current assets:
Cash	$2,701	$3,904
Accounts receivable	1,889	1,668
Inventories	6,269	6,633
Prepaid expenses and other current assets	309	208

Total current assets	11,168	12,413
Property and equipment, net	218	170
Intangible assets, net	662	705
Other assets, net	102	105

	$12,150	$13,393

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,276	$1,498
Accrued liabilities	1,416	1,686

Total current liabilities	2,692	3,184
Deferred rent	23	25
Stockholders’ equity	9,435	10,184

	$12,150	$13,393